As filed with the Securities and Exchange Commission on January 11, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0224167
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

10883 Thornmint Road
San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)

ImageWare Systems, Inc. Amended and Restated 1999 Stock Award Plan

(Full title of the plan)

Wayne Wetherell

Chief Financial Officer

10883 Thornmint Road

San Diego, California 92127

(Name and address of agent for service)

(858) 673-8600

(Telephone number, including area code, of agent for service)

Copies to:

Carl R. Sanchez

Paul, Hastings, Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, CA 92130

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,800,000 shares	(2)	$2.12(3)	$3,742,778.15(3)	$147.09

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of ImageWare Systems, Inc. (the “Registrant”) that may be offered or issued under the plan to prevent dilution resulting from stock dividends or similar transactions.

(2)	Represents 1,800,000 shares of Common Stock reserved for future issuance under the ImageWare Systems, Inc. Amended and Restated 1999 Stock Award Plan (the “1999 Plan”).
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to 112,649 of the shares are calculated based on $1.47 per share, the average of the high ($1.52) and low ($1.42) prices of Registrant’s Common Stock, as reported on the American Stock Exchange on January 7, 2008, a date within five business days prior to the filing of this Registration Statement. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to 1,687,351 of the shares are calculated using a weighted average exercise price of approximately $2.12 per share for such options issued and outstanding under the 1999 Plan based on exercise prices ranging from approximately $1.45 to $3.19 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      PLAN INFORMATION.

Not required to be filed with this Registration Statement.*

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.*

*  The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to participants of the ImageWare Systems, Inc. Amended and Restated 1999 Stock Award Plan, as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on April 17, 2007, as amended pursuant to the Registrant’s Annual Report on Form 10-K/A filed on each of April 30, 2007, May 7, 2007 and May 9, 2007, which is the Registrant’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which contains audited financial statements for the Registrant’s latest fiscal year for which an Annual Report on Form 10-K was required to have been filed;

(b)   The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the Commission on May 15, 2007;

(c)   The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the Commission on August 14, 2007;

(d)   The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 filed with the Commission on November 14, 2007;

(e)   The Registrant’s Current Reports on Form 8-K (other than information contained in Current Reports on Form 8-K that is furnished, but not filed) filed with the Commission on March 15, 2007, April 3, 2007, May 21, 2007, August 14, 2007, September 26, 2007, October 18, 2007, November 16, 2007, December 10, 2007 and December 21, 2007; and

(f)   The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 21, 2000 (File No. 001-15757), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus.  The Registrant has not authorized anyone to provide you with different information.  You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement).  Requests for such information should be directed to:

Corporate Secretary

ImageWare Systems, Inc.

10883 Thornmint Road

San Diego, California  92127

(858) 673-8600

ITEM 4.     DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Common Stock being offered by this prospectus and certain other legal matters are being passed upon for the Registrant by Paul, Hastings, Janofsky & Walker LLP, San Diego, California.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

The Registrant’s amended and restated bylaws provide that expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant, provided, however, that if required by the Delaware General Corporation Law, such expenses shall be advanced only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses including attorneys’, witness or other professional fees and related disbursements and other out-of-pocket costs incurred by such director or officer in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under the indemnity agreements, Delaware General Corporation Law or otherwise, and amounts paid in settlement by or on behalf of such director or officer, but will not include any judgments, fines or penalties actually levied against such director or officer for such individual’s violations of law.   Proceedings that are covered by the indemnity agreements include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (including an action by or in the Registrant’s right), and whether civil, criminal, administrative or investigative in nature to which such director or officer is, was or at any time will be involved as a party, or is threatened to be made a party, by reason of the fact: (i) that such director or officer is or was a director or officer; or (ii) that such director or officer is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under the indemnity agreements.

Such additional indemnity is not available, however, with respect to: (i) a final judgment rendered against such director or officer for an accounting, disgorgement or repayment of profits made from the purchase or sale by such individual of securities of the Registrant against such individual or in connection with a settlement by or on behalf of such individual to the extent it is acknowledged by him or her and the Registrant that such amount paid in settlement resulted from the individual’s conduct from which the individual received monetary personal profit, pursuant to the provisions of Section 16(b) of the Exchange Act or other provisions of any federal, state or local statute or rules and regulations thereunder; (ii) a final judgment that such director or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); (iii) on account of conduct that is established by a final judgment as constituting a breach of such director or officer’s duty of loyalty to the Registrant or resulting in any personal profit or advantage to which such individual is not legally entitled; (iv) claims for which payment is actually made to such director or officer under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement; or (v) remuneration paid to such director or officer, if it is determined by final judgment that such remuneration was in violation of law (and, in this respect, both the Registrant and such individual have been advised that the Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication).  Nor do the indemnity agreements provide for additional indemnity with respect to proceedings or claims initiated or brought by such director or officer against the Registrant or its directors, officers, employees or other agents, except with respect to: (a) indemnification required by applicable law; (b) proceedings authorized by the Registrant’s board of directors; (c) indemnification provided by the Registrant in its sole discretion pursuant to its powers under the Delaware General Corporation Law; or (d) proceedings brought to enforce a right to indemnification under the indemnity agreements.  The indemnity agreements do not obligate the Registrant to pay for any amounts paid in settlement of a proceeding effected without the Registrant’s written consent.   The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.     EXHIBITS.

Exhibit Number		Description

4.1	(1)	Form of Common Stock certificate.

4.2	(2)	Certificate of Incorporation.

4.3	(3)	Bylaws.

4.4	(4)	Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock dated November 2, 2006, as amended.

4.5	(5)	Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock dated March 8, 2007.

4.6	(6)	Securities Purchase Agreement, dated November 14, 2006 by and among the Registrant, Gruber & McBaine Capital Management, LLC and other investors.

4.7	(7)	Registration Rights Agreement, dated November 14, 2006 by and among the Registrant and certain investors.

4.8	(8)	Securities Purchase Agreement, dated March 9, 2007, by and among the Registrant and certain accredited investors.

4.9	(9)	Registration Rights Agreement, dated March 9, 2007, by and among the Registrant and certain accredited investors.

4.10	(10)	Securities Purchase Agreement dated September 25, 2007 by and among the Registrant and certain accredited investors.

4.11	(11)	Registration Rights Agreement dated September 25, 2007 by and among the Registrant and certain accredited investors.

4.12	(12)	Amended and Restated 1999 Stock Award Plan and forms of agreements related thereto.

5.1		Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Paul, Hastings, Janofsky & Walker LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)  Incorporated by reference to Exhibit 4.1 to the Registration Statement for Small Business Issuers, Form SB-2, filed December 20, 1999.

(2)  Incorporated by reference to Annex B to the Definitive Proxy Statement on Schedule 14A, filed November 15, 2005.

(3)  Incorporated by reference to Annex C to the Definitive Proxy Statement on Schedule 14A, filed November 15, 2005.

(4)  Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed November 20, 2006.

(5)  Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed March 15, 2007.

(6)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed November 20, 2006.

(7)  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed November 20, 2006.

(8)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed March 15, 2007.

(9)  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed March 15, 2007.

(10)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed September 26, 2007.

(11)  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed September 26, 2007.

(12)  Incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A, filed November 21, 2007.

ITEM 9.     UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 11, 2008.

IMAGEWARE SYSTEMS, INC.

By:	/s/ S. James Miller, Jr.
S. James Miller, Jr.
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. James Miller, Jr. and Wayne Wetherell, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ S. James Miller, Jr.	Chief Executive Officer and Chairman of the Board	January 11, 2008
S. James Miller, Jr.	(Principal Executive Officer)

/s/ Wayne Wetherell	Senior Vice President, Administration and Chief
Wayne Wetherell	Financial Officer (Principal Financial and Accounting Officer)	January 11, 2008

/s/ John Callan	Director
John Callan		January 11, 2008

/s/ David Carey	Director
David Carey		January 11, 2008

/s/ Patrick J. Downs	Director
Patrick J. Downs		January 11, 2008

/s/ G. Steve Hamm	Director
G. Steve Hamm		January 11, 2008

/s/ John L. Holleran	Director
John L. Holleran		January 11, 2008

/s/ David Loesch	Director
David Loesch		January 11, 2008

EXHIBIT INDEX

Exhibit Number		Description

4.1	(1)	Form of Common Stock certificate.

4.2	(2)	Certificate of Incorporation.

4.3	(3)	Bylaws.

4.4	(4)	Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock dated November 2, 2006, as amended.

4.5	(5)	Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock dated March 8, 2007.

4.6	(6)	Securities Purchase Agreement, dated November 14, 2006 by and among the Registrant, Gruber & McBaine Capital Management, LLC and other investors.

4.7	(7)	Registration Rights Agreement, dated November 14, 2006 by and among the Registrant and certain investors.

4.8	(8)	Securities Purchase Agreement, dated March 9, 2007, by and among the Registrant and certain accredited investors.

4.9	(9)	Registration Rights Agreement, dated March 9, 2007, by and among the Registrant and certain accredited investors.

4.10	(10)	Securities Purchase Agreement dated September 25, 2007 by and among the Registrant and certain accredited investors.

4.11	(11)	Registration Rights Agreement dated September 25, 2007 by and among the Registrant and certain accredited investors.

4.12	(12)	Amended and Restated 1999 Stock Award Plan and forms of agreements related thereto.

5.1		Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Paul, Hastings, Janofsky & Walker LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)  Incorporated by reference to Exhibit 4.1 to the Registration Statement for Small Business Issuers, Form SB-2, filed December 20, 1999.

(2)  Incorporated by reference to Annex B to the Definitive Proxy Statement on Schedule 14A, filed November 15, 2005.

(3)  Incorporated by reference to Annex C to the Definitive Proxy Statement on Schedule 14A, filed November 15, 2005.

(4)  Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed November 20, 2006.

(5)  Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed March 15, 2007.

(6)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed November 20, 2006.

(7)  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed November 20, 2006.

(8)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed March 15, 2007.

(9)  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed March 15, 2007.

(10)  Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed September 26, 2007.

(11)  Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed September 26, 2007.

(12)  Incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A, filed November 21, 2007.